Exhibit 10.4

STERLING NATIONAL BANK
DEFERRED DIRECTOR FEE PLAN
(As Amended and Restated Effective January 1, 2016)

INTRODUCTION

WHEREAS, Sterling National Bank established the 2005 Deferred Director Fee Plan effective as of January 1, 2005 (the "2005 Plan"); and

WHEREAS, the purpose of the 2005 Plan is to provide Directors with the opportunity to defer receipt of Compensation and recognition of income tax thereon; and

WHEREAS, the Bank desires to amend and restate the 2005 Plan effective January 1,
2016;

NOW, THEREFORE, the Bank hereby amends and restates the 2005 Plan effective as of January 1, 2016, and renames the Plan the "Sterling National Bank Deferred Director Fee Plan (As Amended and Restated Effective January 1, 2016)."

1.DEFINITION OF TERMS AND CONSTRUCTION

1.1Definitions.    Unless a different meaning is plainly implied by the context, the following terms as used in this Plan shall have the following meanings:

(a)"Bank" means Sterling National Bank, formerly named Provident Bank.

(b)"Beneficiary" means the person or persons (and their heirs) as designated by the Director in a written instrument submitted to the Chief Human Capital Officer of the Bank to whom the deceased Director's benefits are payable. In the event the Director fails to properly designate a Beneficiary, the Director's Beneficiary shall be the person or persons in the first of the following classes of successive preference surviving at the death of the Director: (i) the Director's surviving spouse or (ii) the Director's estate.

(c)"Board of Directors" shall mean the Board of Directors of the Bank.

(d)"Change in Control" shall mean (i) a change in the ownership of the Bank or the Company, (ii) a change in the effective control of the Bank or the Company, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or the Company, as described below:
(i)A change in ownership occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulations Section l .409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or the Company that, together with stock held by such per on or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank or the Company.

(ii)A change in the effective control of the Bank or the Company occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulations Section l.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12- month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Company possessing 30% or more of the total voting power of the stock of the Bank or the Company, or (ii) a majority of the members of the Bank's or the Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank's or the Company's board of directors prior to the date of the appointment or election, provided that this subsection is inapplicable where a majority shareholder of the Bank or the Company is another corporation.

(iii)A change in a substantial portion of the Bank's or the Company's assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulations Section l.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12- month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or the Company that have a total gross fair market value equal to, or more than, 40% of the total gross fair market value of all of the assets of the Bank or the Company immediately before such acquisition. For this purpose, gross fair market value means the value of the assets of the Bank or the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(e)"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

(f)"Committee" shall mean the Committee appointed by the Board of Directors to administer the Plan pursuant to Section 7 hereof.

(g)"Company" means Sterling Bancorp, a Delaware corporation and the holding company which owns I00% of the issued and outstanding stock of the Bank.

(h)"Compensation" shall mean the amount of Board of Directors' fees paid by the Bank to the Director during a Deferral Year prior to reduction for Compensation Deferrals made under this Plan.

(i)"Compensation Deferral" shall mean the amount or amounts of the Director's Compensation deferred under the provisions of Section 3 hereof.

(j)"Deferral Account" shall mean the account maintained to reflect a Director's Compensation Deferrals made pursuant to Section 3 hereof and any other credits or debits thereto.

(k)"Deferral Year" shall mean each calendar year with respect to which the Director makes, or is entitled to make, Compensation Deferrals under Section 3 hereof.

(I) "Director" shall mean any member of the Board of Directors who is not an employee of the Bank, the Company or any of their affiliates.

(m)"Hardship" shall mean a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director's spouse or a dependent, loss of the Director's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director, all within the meaning of Treasury Regulations Section l .409A-3(i)(3).

(n)"Investment Options" shall mean the hypothetical investment options designated by the Committee from which the Director may express a preference for the hypothetical investment of his or her Deferral Account. Investment Options may include, for example, (i) equity markets (including the stock of the Company or its successors), (ii) money market securities (i.e., Treasury bills or other obligations of the United States government or any state government or municipality, certificates of deposit), or (iii) assets which can be liquidated within sixty (60) days with no loss of principal. Investment Options are subject to change from time to time as the committee, in its discretion, deems necessary or appropriate. Investment Options shall be used as earning indices in order to determine the gain or loss in the Director's Deferral Account. No provision of the Plan shall be construed as giving any Director an interest in any of the Investment Options nor shall any provision require that the Company make any investment in any Investment Option.

(o)"Plan" means this Sterling National Bank Deferred Director Fee Plan (As Amended and Restated Effective January 1, 2016).

(p)"Section 409A" means Code Section 409A and the regulations and other official guidance issued thereunder.

(q)"Separation from Service" means a "separation from service" within the meaning of Section 409A when a Director ceases to be a Director.

(r)"Trustee" shall mean the Trustee, if any, of any grantor trust which may be established by the Bank to accumulate assets for the purpose of providing the benefits promised under this Plan.

(s)"Valuation Date" shall mean the last business day of each calendar quarter and any other day upon which the Bank makes a valuation of the Deferral Account.

1.2Plurals and Gender. Where appearing in this Plan the singular shall include the plural and the masculine shall include the feminine, and vice versa, unless the context clearly indicates a different meaning.

1.3Headings. The headings and sub-headings in this Plan are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.

2.PERIOD DURING WHICH COMPENSATION DEFERRALS ARE PERMITTED
2.1Participation and Commencement of Compensation Deferrals. The eligibility to make Compensation Deferrals under the Plan is limited to Directors. A Director may elect, on a form prescribed by the Committee (which prescribed form may limit the time and form of payment alternatives to be elected) provided by, and submitted to, the Chief Human Capital Officer of the Bank, to commence Compensation Deferrals under Section 3 hereof for the Deferral Year beginning immediately following the date such form is submitted to the Chief Human Capital Officer of the Bank; provided, however, that to the extent permissible under Section 409A, a Director who is newly-elected to the Board of Directors during a Deferral Year may make an irrevocable Compensation Deferral election within thirty (30) days after the date of becoming a Director, which election shall only apply to such Director's Compensation earned after the date such election becomes irrevocable.

2.2Termination of Deferrals. A Director shall not be eligible to make Compensation Deferrals after the earliest of the following dates:

(a)The date on which he or she ceases to serve as a Director; or

(b)The effective date of the termination of this Plan.

3.COMPENSATION DEFERRALS

3.1Compensation Deferral Elections.

(a)Prior to the first day of any Deferral Year, a Director may elect, on the form described in Section 2.1 hereof, to defer the receipt of all or a portion of the Director's Compensation for such Deferral Year. Such written Compensation Deferral election shall set forth
(i) the amount of such Compensation Deferral (in whole percentage or dollar amounts) and may set forth a specific type of Compensation (i.e., based on the activity for which a specific portion of Compensation is paid) from which such Compensation Deferrals are to be made; and (ii) the date on which such Compensation Deferrals shall be paid to the Director. Such Compensation Deferral election for a Deferral Year shall become irrevocable as of the first day of that Deferral Year, and such Compensation Deferral election shall continue in effect, as an evergreen Compensation Deferral election, for all subsequent Deferral Years unless it is canceled or modified by the Director as provided below.

(b)Compensation Deferrals shall be withheld pro rata from each payment of Compensation (or payment of a specific type of Compensation, as specified in the Director's Compensation Deferral election, if applicable) by the Bank to the Director based upon the percentage or dollar amount elected by the Director under Section 3.l(a) hereof.

(c)The Director may cancel or modify the amount of his or her Compensation Deferrals on a prospective basis by submitting to the Chief Human Capital Officer of the Bank a revised Compensation Deferral election form. Such change will be effective as of the first day of the Deferral Year following the date such revised Compensation Deferral election form is submitted to the Chief Human Capital Officer of the Bank.

(d)(i) The Director may modify the time or form (i.e., lump sum or installments) of payment for future Compensation Deferrals by submitting to the Chief Human Capital Officer of the Bank a revised Compensation Deferral election form. Such change will be effective as of the first day of the Deferral Year following the date such revision is submitted to the Chief Human Capital Officer of the Bank.

(ii) In addition, the Director may modify either (or both) the time or form of payment of his or her Compensation Deferrals that have already been accrued in his or her Deferral Account, but any such modification to either (or both) the time or form of payment must be made at least twelve (12) months before the payment would have been made and must result in a delay of at least five (5) years from the original payment date, even if the change was only with respect to the form of payment. Example: If the existing Compensation Deferral election provides for a lump sum payment on January 15, 2017, the Director could not change to installments commencing on that same date; rather, the installments could commence on January 15, 2022. Furthermore, the new election must be made before January 15, 2016.
1.1Valuation of Deferral Account.

(a)The Bank shall establish a bookkeeping Deferral Account to which will be credited an amount equal to the Director's Compensation Deferrals made under this Plan. Compensation Deferrals shall be allocated to the Deferral Account on the first business day following the date such Compensation Deferrals are withheld from the Director's Compensation. As of January 1, 2016, the Deferral Account also shall be credited with the amounts credited to the Director under each other outstanding Compensation Deferral election with respect to Compensation deferred under the 2005 Plan, all of which are superseded by this Plan pursuant to Section 6.10 hereof. The Deferral Account shall be debited to reflect any distributions from such Deferral Account. Such debits shall be allocated to the Deferral Account as of the date such distributions are made.

(b)As of each Valuation Date, income, gain and loss equivalents (determined as if the Deferral Account is invested in the manner set forth under Section 3.3, below) attributable to the period following the immediately preceding Valuation Date shall be credited to and/or deducted from the Director's Deferral Account.
1.2Hypothetical Investment of Deferral Account. Subject to such limitations as may from time to time be required by law or imposed by the Committee, and subject to such operating rules and procedures as may be imposed from time to time by the Committee, each Director may express to the Committee a preference as to how the Director's Deferral Account should be hypothetically invested among the Investment Options.

(a)Any initial or subsequent expression of investment preference shall be in writing, on a form provided by and filed with the Committee, and shall be subject to such rules and procedures as the Committee may promulgate from time to time, including rules as to when an expression of investment preference will be effective. In the event a grantor trust has been established, the Committee may forward the Directors expression of investment preference to the Trustee.

(b)The contributions and credits and other amounts added to a Director's Deferral Account shall be hypothetically invested in accordance with the then effective designation of investment preference and as of the effective date of any new investment preference, all or a portion of the Director's Deferral Account at that date shall be reallocated among the designated Investment Options according to the directions specified in the investment preference unless and until a subsequent investment preference shall be filed and become effective. Unless otherwise announced by the Committee, investment preferences may be changed no more than two (2) times per calendar year and must be received by the Committee no less than ten (10) days before the effective date of the change.

(c)If the Committee receives an initial or revised investment preference which it deems to be incomplete, unclear or improper, the Director's investment preference then in effect shall remain in effect (or, in the case of a deficiency in an initial investment preference) until the next Valuation Date, unless the Committee provides for, and permits the application of, corrective action prior to that time. The Committee shall announce to the Director a default Investment Option, which shall be substituted for the Director's investment preference for any portion of his or her Deferral Account from which he or she fails to file an investment preference.

(d)All investment preferences shall be advisory only and shall not bind the Bank, the Committee, or trustee (if any). The Bank shall not be obligated to invest any funds in connection with this Plan. If, however, the Bank chooses to establish a grantor trust in which to invest funds to provide for its liabilities under this Plan, the trustee of such trust shall have complete discretion as to investment.

(e)Each Director's Deferral Account will be credited with earnings or losses as if the Deferral Account were actually invested in accordance with the Director's expression of investment preference, as follows: As of each Valuation Date, the net earnings or losses of each Investment Option since the preceding Valuation Date shall be allocated among all Deferral Accounts in accordance with the preferences indicated by each Director as though the Deferral Accounts had been invested in the Investment Option in accordance with each Director's indicated preference. For purposes of this allocation, the Deferral Account of each Director will consist of the balance of the Deferral Account as of the preceding Valuation Date, adjusted (i) by adding to the balance any elective deferred Compensation made since the preceding Valuation Date and (ii) by subtracting from such balance all distributions made to the Director or to a Beneficiary. Each Deferral Account shall be further adjusted to reflect any changes in investment preferences which have become effective since the last Valuation Date.

(f)If it is determined that the amount credited to a Deferral Account as of any date on which distributions are to be made differs materially from the amount credited to the Deferral Account on the prior Valuation Date upon which the distribution is to be based, the Committee, in its discretion, shall have the right to designate any date in the interim as a Valuation Date for the purpose of revaluing the Deferral Account so that the Deferral Account from which the distribution is being made will, prior to the distribution, reflect its share of such material difference in value. Similarly, the Committee may adopt a policy of providing for regular interim valuations without regard to the materiality of changes in the value of the Deferral Accounts.

4.DISTRIBUTIONS FROM DEFERRAL ACCOUNT
4.1(a) In General. Unless the time of distribution(s) is otherwise specified in a Director's Compensation Deferral election form, distributions from a Director's Deferral Account shall be paid in quarterly installments over a period of five (5) years beginning on the first day of the first calendar quarter coincident with or next following the earliest of:

(i)the Director's attainment of age seventy-five (75);

(ii)the Director's Separation from Service; or

(iii)the distribution date specified by the Director in his or her Compensation Deferral election form, except in the event of an accelerated distribution following a Change in Control or due to Hardship, in accordance with Section 4.3 or 4.5 hereof.

Each quarterly installment shall be in an amount equal to the product of the then current balance in the Director's Deferral Account multiplied by a fraction, the numerator of which shall be "one" and the denominator of which shall be the number of remaining quarterly payments to which the Director is entitled.

(b)Request for Alternate Distribution. A Director may request to change the specified time or form of payment, but such request must comply with Section 3.1(d)(2) above.

(c)Distribution in Company Stock. All amounts deemed invested in Company stock shall be distributed solely in the form of Company stock provided, however, that in the event of a Change in Control of the Company that results in the stock of the Company no longer being publicly traded, the Director shall receive a distribution in the form of cash in an amount equal to the value of the Director's Deferral Account invested in Company stock based on the price paid for such stock in the Change in Control event.

4.2Death Prior to Complete Distribution of Deferral Account. Upon the death of a Director prior to the commencement of the distribution of the amounts credited to his or her Deferral Account, the balance credited to such Deferral Account shall be distributed to his or her Beneficiary in the manner set forth under Section 4.1 hereof beginning on the first day of the first calendar quarter coincident with or next following the date the Director dies. In the event of the death of the Director after the commencement of such distribution, but prior to the complete distribution of his or her Deferral Account, the balance of the amounts credited to his or her Deferral Account shall be distributed to his or her Beneficiary over the remaining period during which such amounts were distributable to the Director under Section 4.1 hereof.

4.3Accelerated Distribution Following a Change in Control. Notwithstanding any other provision of this Plan, within sixty (60) days after a Change in Control, each Director shall be paid a lump sum distribution of the Director's Deferral Account balance. The amount payable shall be the amount credited, as determined by the Committee, to the Deferral Account on the date of distribution.

1.1Payments Due Missing Persons. The Bank shall make a reasonable effort to locate all persons entitled to benefits under this Plan. However, notwithstanding any provisions of this Plan to the contrary, if, after a period of five (5) years from the date such benefit shall be due, any such persons entitled to benefits have not been located, their rights under this Plan shall stand suspended. Before this provision becomes operative, the Bank shall send a certified letter to all such persons to their last known address advising them that their benefits under this Plan shall be suspended. Any such suspended amounts shall be held by the Bank for a period of three (3) additional years (or a total of eight (8) years from the time the benefits first become payable) and thereafter, if unclaimed, such amounts shall be forfeited.

1.2Hardship Distributions. A Director, who believes he or she has incurred a Hardship may petition the Committee for a Hardship distribution. Upon a finding that the Director has suffered a Hardship, the Committee may, in its sole discretion, make distributions from the Director's Deferral Account prior to the time specified for payment of benefits under the Plan. The amount of such distribution shall be limited to the amount reasonably necessary to alleviate the Hardship, including an amount necessary to pay any taxes that result from a distribution from this Plan.

1.3No Acceleration. Except as provided in Section 4.3 and permitted under Section 409A, no acceleration of the time or form of payment of a Deferral Account, or any portion thereof, shall be permitted.

1.4Section 409A Violation. If the Plan fails to meet the requirements of Section 409A with respect to a Director, the Committee shall distribute the amount required to be included in such Director's gross income as a result of such failure.

5.AMENDMENTS AND TERMINATION

5.1Amendments.

(a)The Bank may amend this Plan at any time and in any manner except that no such amendment shall have the effect of accelerating distributions of a Director's Deferral Account other than as provided in Section 4 hereof.

(b)The Bank reserves the right to amend, in whole or in part, and in any manner, any or all of the provisions of this Plan by action of the Board of Directors for the purposes of complying with any provision of the Code or any other technical or legal requirements, provided that:
(i)No such amendment shall make it possible for any part of a Director's Deferral Account to be used for, or diverted to, purposes other than for the exclusive benefit of the Director or the Director's Beneficiaries, except to the extent otherwise provided in this Plan; and

(ii)No such amendment may reduce the amount of the Director's Deferral Account as of the effective date of such amendment.

1.1Plan Termination.

(a)The Bank reserves the right to terminate the Plan at any time.

(b)In the event the Plan is terminated, the Committee shall determine whether Deferral Accounts shall be paid in accordance with Section 4 or accelerated and paid in accordance with the following Section 409A requirements:

(i)all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section l.409A-J (c)(2) if any individual covered by this Plan was also covered by any of those other arrangements are also terminated;

(ii)no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within twelve (12) months of the termination of the arrangement;

(iii)all payments are made within twenty-four (24) months of the termination of the arrangements; and

(iv)the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section l.409A-l(c)(2) if the same individual participated in both arrangements, at any time within three years following the date of termination of the arrangement.

6.MISCELLANEOUS.

6.1Rights of Creditors.

(a)This Plan is unfunded. Neither the Director nor any other persons shall have any interest in any specific asset or assets of the Bank by reason of any Deferral Account hereunder, nor any rights to receive distribution of his Deferral Account except and as to the extent expressly provided hereunder. The Bank shall not be required to purchase, and shall not hold or dispose of any investments pursuant to this Plan.

(b)The rights of a Director and his or her Beneficiaries to the amounts credited to the Director's Deferral Account are unsecured and shall be subject to the creditors of the Bank. With respect to the payment of amounts held under the Deferral Account, the Director and his Beneficiaries have the status of unsecured creditors of the Bank. This Plan is executed on behalf of the Bank by an officer of the Bank as such and not individually. Any obligation of the Bank hereunder shall be an unsecured obligation of the Bank and not of any other person.

1.1Agents. The Bank may employ agents and provide for such clerical, legal, actuarial, accounting, advisory or other services as it deems necessary to perform its duties under this Plan. The Bank shall bear the cost of such services and all other expenses it incurs in connection with the administration of this Plan.

1.2Incapacity. If the Bank shall receive evidence satisfactory to it that a Director or any Beneficiary entitled to receive any benefit under the Plan is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to receive such benefit and to give a valid release therefore, the Bank may make payment of such benefit otherwise payable to the Director or Beneficiary to the conservator, executor, committee or other legal representative of the estate of the Director or Beneficiary, and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

1.3Cooperation of Parties. All parties to this Plan and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out this Plan or any of its provisions.

1.4Governing Law. This Plan is entered into in the State of New York and all matters concerning its validity, construction and administration shall be governed by the laws of the State of New York.

1.5Nonguarantee of Directorship. Nothing contained in this Plan shall be construed as a contract or guarantee of the right of the Director to be, or remain as, a Director or to receive any, or any particular rate of, Compensation.

1.6Counsel. The Bank and the Committee may consult with legal counsel with respect to the meaning or construction of this Plan, its obligations or duties hereunder or with respect to any action or proceeding or any question of law, and it shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of legal counsel.

1.7Spendthrift Provision. A Director's and Beneficiaries' interests in the Deferral Account may not be anticipated, sold, encumbered, pledged, mortgaged, charged, transferred, alienated, assigned nor become subject to execution, garnishment or attachment and any attempt to do so by any person shall render the Deferral Amount immediately forfeitable.

1.8Notices. For purposes of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service providing for a signed return receipt, addressed to the Director at the home address set forth in the Bank's records and to the Bank at its principal corporate office, provided that all notices to the Bank shall be directed to the attention of the Chief Human Capital Officer of the Bank or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
1.9Amended and Restated Plan. Effective January 1, 2016, this Plan amends, restates and supersedes the 2005 Plan with respect to Compensation deferred by Directors on or after January 1, 2005.

1.10Interpretation of Plan. Interpretations of, and determinations related to, this Plan made by the Bank and the Committee in good faith, including any determinations of the amounts of the Deferral Account, shall be conclusive and binding upon all parties; and the Bank and the Committee shall not incur any liability to the Director or his or her Beneficiary for any such interpretation or determination so made or for any other action taken by it in connection with this Plan in good faith.

1.11Successors and Assigns. This Plan shall be binding upon, and shall inure to the benefit of, the Bank and its successors and assigns and to the Directors and their Beneficiaries, heirs, executors, administrators and persona] representatives.

1.12Severability. In the event any one or more provisions of this Plan are held to be invalid or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect, unaffected by such invalidity or unenforceability.

1.13Execution in Counterparts. This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

1.14Indemnification. It is understood and agreed that a Director shall indemnify and hold the Bank harmless from any and all costs, expenses or losses incurred by the Bank as a result of implementing any actions pursuant to the instructions or directions given by the Director.

1.15Trust Fund. The Bank shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Bank may establish one or more trusts, with such trustee(s) as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust may be irrevocable, but the assets thereof shall be subject to the claims of the Bank's creditors, as set forth in Section 6.l(b). To the extent any benefits provided under the Plan are actually paid from any trust, the Bank shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Bank.

1.16Tax Treatment. Notwithstanding any other provision of the Plan, although the Company, the Bank, the Board of Directors, and the Committee shall use their reasonable efforts to avoid the imposition of taxation, penalties, and interest under Section 409A, the tax treatment of the Director's Compensation Deferrals under the Plan shall not be, and is not, warranted or guaranteed. Neither the Company, the Bank, the Board of Directors, nor the Committee shall be held liable for any taxes, penalties, or other monetary amounts owed by a Director, Beneficiary, or other person as a result of any deferral or payment under the Plan.

7.ADMINISTRATION

7.1Committee; Duties. This Plan shall be administered by the Committee, which shall be appointed by the Board. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan. A majority vote of the Committee members shall control any decision.

1.1Agents. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Bank.

1.2Binding Effect of Decisions. The decision or action of the Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules of regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

1.3Indemnity of Committee. The Bank shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

IN WITNESS WHEREOF, the Bank has adopted this Plan effective as of January 1, 2016.

STERLING NATIONAL BANK

January 1, 2016	By:
Date